April 2013 Preliminary Terms No. 92 Registration Statement No. 333-169119 Dated April 9, 2013 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the Trigger PLUS offered by these preliminary terms do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, the Trigger PLUS provide for a single payment at maturity that may be greater than, equal to or less than the stated principal amount of the Trigger PLUS, depending on the value of a basket of six commodities on the valuation date. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity. If the basket depreciates in value but the final basket value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the basket has depreciated in value so that the final basket value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in basket value over the term of the securities. This amount will be less than $900 and could be zero. The Trigger PLUS are designed for investors who seek exposure to a basket of six commodities and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of basket. Accordingly, you could lose your entire investment. You should not invest in the Trigger PLUS unless you can accept the risk of a significant loss on your investment. The Trigger PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Trigger PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	November 4, 2014(1), subject to postponement and adjustment in the event of certain market disruption events.
Aggregate principal amount:	$

	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial Price

	brent blend crude oil (“brent crude”)	CO1<Comdy>	25%	US$ /barrel

	copper	LOCADY<Comdy>	20%	US$ /tonne

Basket:	corn	C 1<Comdy>	15%	US cents /bushel

	gold	GOLDLNPM<Comdy>	15%	US$ /troy ounce

	soybeans	S 1<Comdy>	15%	US cents /bushel

	gasoline RBOB (“gasoline”)	XB1 <Comdy>	10%	US$ /gallon

*Bloomberg ticker symbols are being provided for reference purposes only. The initial prices and the final prices will be determined as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.

Payment at maturity:	If the final basket value is greater than the initial basket value, you will receive a cash payment calculated as follows:

	$1,000.00 + leveraged upside payment

	In no event will the payment at maturity exceed the maximum payment at maturity.

	If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger level, you will receive the principal amount of the Trigger PLUS.

	If the final basket value is less than the trigger level, you will receive a cash payment calculated as follows:

	$1,000.00 x basket performance factor

	This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 10% and possibly all of your investment.

You may lose some or all of your initial investment. Any payment on the Trigger PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in these preliminary terms.

Leveraged upside payment:	$1,000.00 x leverage factor x basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set to 100 on the pricing date
Final basket value:	On the valuation date, the final basket value will be calculated as follows:
	100 x [1 + (brent crude return x 25%) + (copper return x 20%) + (corn return x 15%) + (gold return x 15%) + (soybeans return + 15%) + (gasoline return x 10%)]

	The returns set forth in the formula above reflect the performance of each basket commodity as defined under “commodity return” below.
Valuation date:	October 30, 2014(1), subject to postponement and adjustment in the event of certain market disruption events.
Leverage factor:	300%
Basket performance factor:	final basket value / initial basket value

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

Commodity return:	The performance of each basket commodity, expressed as a percentage, from the initial price to the final price of such basket commodity, calculated as follows:
Final Price – Initial Price

Initial Price

Where,

Initial Price = for each basket commodity, the settlement price of such basket commodity on the pricing date, determined as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement;

Final Price = for each basket commodity, the settlement price of such basket commodity on the valuation date, determined as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.

Trigger level:	90, which is 90% of the initial basket value
Maximum payment at maturity:

$1,300.00 to $1,340.00 (130.00% to 134.00% of the stated principal amount) per Trigger PLUS (the actual maximum payment at maturity will be determined on the pricing date and will not be less than $1,300.00)

Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS (see “Commissions and Issue Price” below)
Pricing date:	April 30, 2013(1) (or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	May 3, 2013(1) (3 business days after the pricing date)
CUSIP/ISIN:	06741TSL2 / US06741TSL25
Listing:	We do not intend to list the Trigger PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))
Commissions and Issue Price:	Price to Public	Agent’s Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$1,000	$20.00	$980.00
Total	$	$	$

(1)

Expected. In the event that we make any change to the pricing date and the original issue date, the valuation date and the maturity date will be changed so that the stated term of the Trigger PLUS remains the same.

(2)

MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each Trigger PLUS they sell. See “Supplemental Plan of Distribution.”

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Prospectus dated August 31, 2010   Prospectus Supplement dated May 27, 2011
Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 31, 2010 and the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

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Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

Additional Terms of the Trigger PLUS

You should read these preliminary terms together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Trigger PLUS are a part. These preliminary terms, together with the documents listed below, contain the terms of the Trigger PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Trigger PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the Trigger PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

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Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014 (the “Trigger PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure
▪	As an alternative to direct exposure to the basket commodities that enhances returns for a certain range of positive performance of the basket, subject to the maximum payment at maturity
▪

To provide limited protection against a loss of principal in the event of a decline of the basket as of the valuation date, but only if the final basket value is greater than or equal to the trigger level.

▪	To achieve similar levels of upside exposure to the basket as a direct investment (subject to the maximum payment at maturity), while using fewer dollars by taking advantage of the leverage factor.

The Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 1.5 years

Leverage factor:	300%

Maximum payment at maturity:

$1,300.00 to $1,340.00 (130.00% to 134.00% of the stated principal amount) per Trigger PLUS (the actual maximum payment at maturity will be determined on the pricing date and will not be less than $1,300.00)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

Trigger level:	90 (90% of the initial basket value)

Basket weighting:	25% for brent, 20% for copper, 15% each for corn, gold and soybeans and 10% for gasoline

Interest:	None

Key Investment Rationale

Trigger PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the actual positive performance of the underlying. In these Trigger PLUS, investors are exposed to the performance of a basket of six commodities. In exchange for enhanced performance of 300% of the appreciation of the basket for a certain range of positive performance of the basket (subject to the maximum payment at maturity), investors forgo performance above the maximum payment at maturity of $1,300.00 to $1,340.00. The actual maximum payment at maturity will be determined on the pricing date. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. However, if the basket has depreciated by more than 10% of the initial basket value, investors will lose 1% for every 1% decline.

Investors may lose their entire initial investment in the Trigger PLUS.

Access

The Trigger PLUS offer exposure to a basket composed of brent crude, copper, corn, gold, soybeans and gasoline, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leveraged Performance

The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket for a certain range of positive performance of the basket, subject to the maximum payment at maturity.

Trigger Feature

At maturity, even if the basket has depreciated over the term of the Trigger PLUS, you will receive the stated principal amount, but only if the final basket value is greater than or equal to the trigger level.

Upside Scenario

The basket increases in value and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.00 plus the leveraged upside payment. The Trigger PLUS are subject to the maximum payment at maturity of $1,300.00 to $1,340.00 (130.00% to 134.00% of the stated principal amount) per Trigger PLUS, which will be determined on the pricing date and will not be less than $1,300.00.

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Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

Par Scenario

The basket does not increase value or declines to a value that is greater than or equal to 90% of the initial basket value. At maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.00 per Trigger PLUS.

Downside Scenario

The basket declines in value to below the trigger level and, at maturity, the Trigger PLUS redeem for at least 10% less than the stated principal amount, and this decrease will be by an amount that is proportionate to the percentage decrease in the value of the basket. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, investors could lose their entire initial investment.

How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following assumptions:

Stated principal amount:	$1,000

Leverage factor:	300%

Trigger level:	90, which is 90% of the initial basket value.

Hypothetical maximum payment at maturity:

$1,320.00, which is the midpoint of the range (132.00% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be determined on the pricing date and will not be less than $1,300.00 per Trigger PLUS

Trigger PLUS Payoff Diagram

Percentage Change in Final Basket Value

How it works

▪

If the final basket value is greater than the initial basket value, then investors receive the $1,000.00 stated principal amount plus 300% of the appreciation of the basket over the term of the Trigger PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final basket value of approximately 10.67% of the initial basket value.

	▪	If the basket appreciates 4% at maturity, the investor would receive a 12.00% return, or $1,120.00 at maturity.

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Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

	▪	If the basket appreciates 50% at maturity, the investor would receive only the hypothetical maximum payment of $1,320.00 or 132.00% of the stated principal amount.

▪

If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger level, the investor would receive 100% of the stated principal amount of the Trigger PLUS.

▪

If the final basket value is less than the trigger level, the investor would receive an amount less than 100% of the stated principal amount, based on a 1% loss of principal for each 1% decline in the basket from the initial basket value. There is no minimum payment at maturity on the Trigger PLUS.

	▪	If the basket depreciates 15% at maturity, the investor would lose 15% of their principal and receive only $850.00 at maturity, or 85% of the stated principal amount of the Trigger PLUS.

	▪	If the basket depreciates 100% at maturity, the investor would lose 100% of their principal and receive $0.00 at maturity, or 0% of the stated principal amount of the Trigger PLUS.

What is the Total Return on the Trigger PLUS at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Trigger PLUS. The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000.00 stated principal amount to $1,000.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below assume a hypothetical maximum payment at maturity of $1,320.00 (132.00% of the stated principal amount, which is the midpoint of the range of $1,300.00 to $1,3400.00). The actual maximum payment at maturity (130.00% to 134.00% of the stated principal amount) per Trigger PLUS will be determined on the pricing date and will not be less than $1,300.00. For the purposes of the table below, the “basket return” shall equal ((final basket value - initial basket value)/initial basket value). The hypothetical examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final basket value	Basket return	Basket percent increase	Basket performance factor	Payment at maturity	Total return on Trigger PLUS
150.00	50.00%	50.00%	N/A	$1,320.00	32.00%
140.00	40.00%	40.00%	N/A	$1,320.00	32.00%
130.00	30.00%	30.00%	N/A	$1,320.00	32.00%
120.00	20.00%	20.00%	N/A	$1,320.00	32.00%
110.67	10.67%	10.67%	N/A	$1,320.00	32.00%
110.00	10.00%	10.00%	N/A	$1,300.00	30.00%
102.50	2.50%	2.50%	N/A	$1,075.00	7.50%
100.00	0.00%	N/A	N/A	$1,000.00	0.00%
90.00	-10.00%	N/A	N/A	$1,000.00	0.00%
85.00	-15.00%	N/A	85.00%	$850.00	-15.00%
80.00	-20.00%	N/A	80.00%	$800.00	-20.00%
70.00	-30.00%	N/A	70.00%	$700.00	-30.00%
60.00	-40.00%	N/A	60.00%	$600.00	-40.00%
50.00	-50.00%	N/A	50.00%	$500.00	-50.00%
40.00	-60.00%	N/A	40.00%	$400.00	-60.00%
30.00	-70.00%	N/A	30.00%	$300.00	-70.00%
20.00	-80.00%	N/A	20.00%	$200.00	-80.00%
10.00	-90.00%	N/A	10.00%	$100.00	-90.00%
0.00	-100.00%	N/A	0.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

Example 1: The basket value increases from an initial basket value of 100 to a final basket value of 105.

Step 1: Calculate the commodity return for each basket commodity.

The commodity return of each basket commodity is the performance of the basket commodity from the initial price to the final price, calculated as follows: (final price– initial price) / initial price

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Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

Basket commodity	Initial price	Final price	Commodity return	Weight
Brent crude (USD/barrel)	110.69	116.22	5.00%	25.00%
Copper (USD/tonne)	7,434.5	7,880.57	6.00%	20.00%
Corn (US cents/bushel)	640.5	704.55	10.00%	15.00%
Gold (USD/troy ounce)	1,583.5	1,624.67	2.60%	15.00%
Soybeans (US cents/bushel)	1394	1,431.64	2.70%	15.00%
Gasoline (USD/gallon)	304.08	311.68	2.50%	10.00%

Step 2: Calculate the final basket value.

The final basket value is calculated as follows:

100 x [1 + (5.00% x 25.00%) + (6.00% x 20.00%) + (10.00% x 15.00%) + (2.60% x 15.00%) + (2.70% x 15.00%) + (2.50% x 10.00%)] = 105

Step 3: Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

$1,000 + leveraged upside payment (subject to the maximum payment at maturity)

First, calculate the basket percentage increase:

(final basket value – initial basket value) /initial basket value = (105-100)/100 = 5%

Next, calculate the leveraged upside payment:

$1,000 x leverage factor x basket percent increase = $1,000 x 300% x 5% = $150.00

Therefore, the payment at maturity is $1,000 + $150, which equals $1,150.00 per $1,000.00 stated principal amount of Trigger PLUS, representing a 15.00% return on investment.

Example 2: The basket value increases from an initial basket value of 100 to a final basket value of 120.

Step 1: Calculate the commodity return for each basket commodity.

The commodity return of each basket commodity is the performance of the basket commodity from the initial price to the final price, calculated as follows: (final price– initial price) / initial price

Basket commodity	Initial price	Final price	Commodity return	Weight
Brent crude (USD/barrel)	110.69	143.90	30.00%	25.00%
Copper (USD/tonne)	7,434.5	8,921.40	20.00%	20.00%
Corn (US cents/bushel)	640.5	736.58	15.00%	15.00%
Gold (USD/troy ounce)	1,583.5	1,741.85	10.00%	15.00%
Soybeans (US cents/bushel)	1394	1,593.34	14.30%	15.00%
Gasoline (USD/gallon)	304.08	383.14	26.00%	10.00%

Step 2: Calculate the final basket value.

The final basket value is calculated as follows:

100 x [1 + (30.00% x 25.00%) + (20.00% x 20.00%) + (15.00% x 15.00%) + (10.00% x 15.00%) + (14.30% x 15.00%) + (26.00% x 10.00%)] = 120

Step 3: Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

$1,000 + leveraged upside payment (subject to the maximum payment at maturity)

First, calculate the basket percentage increase:

(final basket value – initial basket value) /initial basket value = (120-100/100) = 20%

Next, calculate the leveraged upside payment:

$1,000 x leverage factor x basket percent increase = $1,000 x 300% x 20% = $600.00

Because $1,000 + the leveraged upside payment would exceed the hypothetical maximum payment at maturity, the investor receives $1,320.00 per $1,000 principal amount Trigger PLUS, representing a 32.00% return on investment.

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Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities
Example 3: The basket value decreases from an initial basket value of 100 to a final basket value of 90.

Step 1: Calculate the commodity return for each basket commodity.

The commodity return of each basket commodity is the performance of the basket commodity from the initial price to the final price, calculated as follows: (final price– initial price) / initial price

Basket commodity	Initial price	Final price	Commodity return	Weight
Brent crude (USD/barrel)	110.69	101.61	-8.20%	25.00%
Copper (USD/tonne)	7,434.5	7,062.78	-5.00%	20.00%
Corn (US cents/bushel)	640.5	608.48	-5.00%	15.00%
Gold (USD/troy ounce)	1,583.5	1,425.15	-10.00%	15.00%
Soybeans (US cents/bushel)	1394	1,254.60	-10.00%	15.00%
Gasoline (USD/gallon)	304.08	206.77	-32.00%	10.00%

Step 2: Calculate the final basket value.

The final basket value is calculated as follows:

100 x [1 + (-8.20% x 25.00%) + (-5.00% x 20.00%) + (-5.00% x 15.00%) + (-10.00% x 15.00%) + (-10.00% x 15.00%) + (-32.00% x 10.00%)] = 90

Step 3: Calculate the payment at maturity.

Because the final basket value is less than the initial basket value but greater than or equal to the trigger level, the payment at maturity is $1,000 per $1,000 principal amount Trigger PLUS, representing a 0.00% return on investment over the term of the Trigger PLUS.

Example 4: The basket value decreases from an initial basket value of 100 to a final basket value of 80.

Step 1: Calculate the commodity return for each basket commodity.

The commodity return of each basket commodity is the performance of the basket commodity from the initial price to the final price, calculated as follows: (final price– initial price) / initial price

Basket commodity	Initial price	Final price	Commodity return	Weight
Brent crude (USD/barrel)	110.69	99.62	-10.00%	25.00%
Copper (USD/tonne)	7,434.5	5,575.88	-25.00%	20.00%
Corn (US cents/bushel)	640.5	704.55	10.00%	15.00%
Gold (USD/troy ounce)	1,583.5	950.10	-40.00%	15.00%
Soybeans (US cents/bushel)	1394	947.92	-32.00%	15.00%
Gasoline (USD/gallon)	304.08	206.77	-32.00%	10.00%

Step 2: Calculate the final basket value.

The final basket value is calculated as follows:

100 x [1 + (-10.00% x 25.00%) + (-25.00% x 20.00%) + (10.00% x 15.00%) + (-40.00% x 15.00%) + (-32.00% x 15.00%) + (-32.00% x 10.00%)] = 80

Step 3: Calculate the payment at maturity.

Because the final basket value is less than the trigger level, the payment at maturity is calculated as follows: $1,000 x basket performance factor

First, calculate the basket performance factor:

final basket value/initial basket value = 80/100 = 80%

Next, calculate the payment at maturity:

$1,000 x 80% = $800.00

The investor receives $800.00 per $1,000.00 principal amount Trigger PLUS, representing a -20% return on investment.

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Performance Leveraged Upside Securities

Risk Factors

An investment in the Trigger PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. Investing in the Trigger PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors— Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and
•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

•	“Risk Factors— Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level.”

▪

The Trigger PLUS do not pay interest nor guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest nor guarantee payment of any principal amount at maturity. If the final basket value is less than the trigger level, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the value of the basket. In this case, the payment maturity will be less than $900 per stated principal amount of the Trigger PLUS and could be zero. There is no minimum payment at maturity on the Trigger PLUS and you could lose your entire investment. See “How the Trigger PLUS Work” on page 4 above.

▪

Appreciation potential is limited. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,300.00 to $1,340.00 (130% to 134% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date). Although the leverage factor provides 300% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 130.00% to 134.00% of the stated principal amount for the Trigger PLUS, any increase in the final basket value over the initial basket value by more than 10.00% to approximately 11.33% will not further increase the return on the Trigger PLUS.

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Market price influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which we or certain of our affiliates may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the Trigger PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the Trigger PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the Trigger PLUS prior to maturity may result in a loss.

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The Trigger PLUS are subject to the credit risk of the Issuer, Barclays Bank PLC. The Trigger PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS.

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Investing in the Trigger PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities. Investing in the Trigger PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities. By purchasing the Trigger PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the Trigger PLUS, you are taking credit risk of Barclays Bank PLC and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

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The payment at maturity of the Trigger PLUS is not based on the prices of the basket commodities at any time other than at closing on the valuation date—The final basket value will be based solely on the settlement prices of the basket commodities on the valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the value of the basket or one or more basket commodities drops precipitously on the valuation date, the payment at maturity, if any, that you will receive for the Trigger PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the basket (and/or any such basket commodity) prior to such drop. Although the value of the basket on the maturity date or at other times during the life of the Trigger PLUS may be higher than the final basket value, the payment at maturity will be based solely on the value of the basket on the valuation date.

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Changes in the price of one or more of the basket commodities may offset each other. Price movements in the basket commodities may not correlate with each other. At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline. Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities. Furthermore, the basket is not equally weighted among the basket commodities. Decreases in the price of a more heavily weighted basket commodity, such as brent crude, which has a 25% weighting in the basket, could moderate or wholly offset increases in the price of the less heavily weighted basket commodities.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the Trigger PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Trigger PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Trigger PLUS from you in secondary market transactions will likely be lower than the price you paid for the Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. The U.S. federal income tax treatment of the Trigger PLUS is uncertain and the Internal Revenue Service could assert that the Trigger PLUS should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Trigger PLUS and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the Trigger PLUS should be treated as ordinary income. The outcome of this process is uncertain. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Trigger PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Trigger PLUS even though you will not receive any payments with respect to the Trigger PLUS until maturity. You should consult your tax advisor as to the possible alternative treatments in respect of the Trigger PLUS.

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The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Trigger PLUS. We do not intend to list the Trigger PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial prices of the basket commodities and, therefore, could increase the value at which the basket commodities must close on the valuation date so that the investor does not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the basket

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commodities on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Potential conflicts and adverse economic interest of the calculation agent. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and hedging our obligations under the Trigger PLUS. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the settlement prices of the basket commodities and the final basket value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the final basket value in the event of a market disruption event, may adversely affect the payout to you at maturity. In addition, Barclays Bank PLC is a member of the London Gold Market Fixing Ltd., which determines the settlement price of gold that is used for the initial price of gold on the pricing date and the final price of gold on the valuation date. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of gold and therefore on the market value of the Trigger PLUS. No member of the London Gold Market Fixing Ltd., including Barclays Bank PLC, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of Trigger PLUS when it takes any actions that might affect the market value of the Trigger PLUS. Although Barclays Bank PLC is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Bank PLC or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into gold and the London Gold Market Fixing Ltd. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and hedging our obligations under the Trigger PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS.

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Concentration risks associated with the basket may adversely affect the value of the Trigger PLUS. Because the Trigger PLUS are linked to a basket of only six basket commodities, the reference asset is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other reference assets may be more diversified in terms of both the number of and variety of futures contracts on commodities than the basket. Your investment may carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

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Certain basket commodities provide exposure to futures contracts and not direct exposure to physical commodities. Certain of the basket commodities are linked to the performance of futures contracts on the applicable underlying physical commodities. Therefore, the Trigger PLUS will reflect a return based, in part, on the performance of futures contracts and do not provide exposure to the spot prices in respect of such commodities. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Trigger PLUS may underperform a similar investment that reflects the return on the underlying physical commodities.

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Prices of commodities and commodity futures are highly volatile and may change unpredictably. Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket commodities and, as a result, the market value of the Trigger PLUS, and the amount you will receive at maturity or upon redemption. Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that

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volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of basket commodities and, as a result, the market value of the Trigger PLUS.

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Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Trigger PLUS. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of any basket commodity, therefore, the value of the Trigger PLUS.

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Changes in supply and demand in the market for the futures contracts Included in the basket may adversely affect the value of the Trigger PLUS. Certain of the basket commodities are linked to the performance of futures contracts on the applicable underlying physical commodities. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the basket commodity may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Trigger PLUS may be less than would otherwise be the case if the settlement price of the basket commodity had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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Specific commodities’ prices are affected by numerous factors specific to each market. We describe the principal risks associated with investments in the basket commodities in the following paragraphs.

The Trigger PLUS may be subject to certain risks specific to brent crude. Brent crude is an energy-related commodity and comprises 25% of the Basket. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Trigger PLUS may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Trigger PLUS.

Futures contracts on brent crude oil are the benchmark crude oil in European markets. Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the reference asset will be affected by economic conditions in Europe, as well as by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the reference asset and, therefore, the Trigger PLUS.

The Trigger PLUS may be subject to certain risks specific to copper. Copper is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility. These may include, among others:

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•	changes in the level of industrial activity using industrial metals, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Trigger PLUS.

The Trigger PLUS may be subject to certain risks specific to agricultural commodities. Corn and Soybeans are agricultural commodities. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Trigger PLUS may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	changes in ethanol or bio-diesel demand;

•	planting decisions; and

•	changes in demand for agricultural products both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Trigger PLUS.

The Trigger PLUS may be subject to certain risks specific to gold. Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;
•	adjustments to inventory;
•	variations in production costs, including storage, labor and energy costs;
•	costs associated with regulatory compliance, including environmental regulations;
•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;
•	precious metal leasing rates;
•	currency exchange rates;
•	level of economic growth and inflation; and
•

degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Trigger PLUS.

The Trigger PLUS may be subject to certain risks specific to gasoline. Gasoline RBOB (“gasoline”) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to energy-related commodities, and in particular gasoline, might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;
•	disruptions in the supply chain or in the production or supply of other energy sources;
•	price changes in alternative sources of energy;
•	adjustments to inventory;
•	variations in production and shipping costs;

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•	costs associated with regulatory compliance, including environmental regulations; and
•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Trigger PLUS.

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Changes in law or regulation relating to commodities futures contracts may adversely affect the value of the basket, and therefore the market value of the Trigger PLUS and therefore, the amounts payable on your Trigger PLUS. Commodity futures contracts, such as those underlying certain basket commodities, are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets. Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity derivative markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt rules on a variety of issues and many provisions of the legislation have not yet become effective, pending the effective dates of such rules and, in some cases, the adoption of additional rules. Therefore, the Dodd-Frank regulatory scheme has not yet been fully implemented, although certain requirements, including registration and reporting requirements, as well as centralized clearing requirements for certain products and market participants, are in effect. However, the ultimate impact of the regulations on the markets and market participants cannot yet be determined. Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures and swap positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation, and the CFTC had previously adopted such rules. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Trigger PLUS. Industry trade groups filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits. On September 28, 2012, the U.S. District Court for the District of Columbia granted a summary judgment motion in favor of the industry trade groups that vacated and remanded the position limit rules adopted by the CFTC. However, the CFTC has contested this ruling. If the ruling is reversed, the proposed position limits may become effective in the future. In addition, if the ruling is not reversed, the CFTC will promulgate further rules, which may be similar to the rules previously adopted. The rules ultimately adopted by the CFTC will likely limit transactions in the futures and over-the-counter derivative markets and could substantially reduce liquidity and increase market volatility in the commodities futures contracts such as those underlying certain basket commodities. This could in turn adversely affect the prices of such contracts and, in turn, the market value of the Trigger PLUS and the amounts payable on the Trigger PLUS. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity, increase volatility and adversely affect prices, which could in turn adversely affect the value of the reference asset. Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority (“ESMA)”, which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen. If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts such as those underlying certain basket commodities, which could adversely affect the prices of such contracts and, in turn, the market value of the Trigger PLUS and the amounts payable on the Trigger PLUS at maturity. The European Commission has also adopted the European Market Infrastructure Regulation (“EMIR”), which requires many OTC derivatives to be centrally cleared and, together with technical standards published and to be published by ESMA, will establish margin and capital requirements for non-centrally cleared OTC derivatives. There exists potential for inconsistency between regulations issued by the CFTC and technical standards adopted under EMIR, which could lead to market fragmentation.

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There are risks relating to the trading of commodities on international futures exchanges. Certain international futures exchanges, such as the London Metal Exchange, operate in a manner more closely analogous to the over-the-counter physical commodity markets than to the regulated futures markets, and certain features of U.S. futures markets are not present. For example, there may not be any daily price limits which would otherwise restrict the extent of daily fluctuations in the prices of the respective contracts. In a declining market, therefore, it is possible that prices would

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continue to decline without limitation within a trading day or over a period of trading days. This may adversely affect the performance of copper, and as a result, the basket and the market value of the Trigger PLUS.

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There are risks relating to trading of commodities on the London Bullion Market Association. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The price of gold will be determined by reference to the fixing price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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Basket Overview

The basket is a weighted basket composed of six commodities.

Basket commodity information as of April 2, 2013
	Bloomberg Ticker Symbol*	Settlement Price (as of April 2, 2013)	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Brent crude (in U.S. dollars/barrel)	CO1	$110.69	$125.43	$125.43 (on 4/2/2012)	$89.23 (on 6/21/2012)	25%
Copper (in U.S. dollars/tonne)	LOCADY	$7,434.50	$8,480.00	$8,575.50 (on 4/3/2012)	$7,251.50 (on 6/10/2012)	20%
Corn (in U.S. cents/bushel)	C 1	640.50¢	655.00¢	831.25¢ (on 8/21/2012)	551.50¢ (on 6/3/2012)	15%
Gold (in U.S. dollars/troy ounce)	GOLDLNPM	$1,583.50	$1,677.50	$1,791.75 (on 10/4/2012)	$1,540.00 (on 5/30/2012)	15%
Soybeans (in U.S. cents/bushel)	S 1	1,394.00¢	1,421.00¢	1,771.00¢ (on 9/4/2012)	1,340.00¢ (on 5/31/2012)	15%
Gasoline (in U.S. dollars/gallon)	XB1	$3.0408	$3.3822	$3.3954 (on 4/3/2012)	$2.5501 (on 6/21/2012)	10%

*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket commodity, the initial price and the final price will be determined as described under “Reference Assets—Commodities— Settlement Price” in the prospectus supplement.

While actual historical information on the Basket will not exist before the pricing date, the graph below sets forth the hypothetical historical performance of the Basket from January 1, 2008 through April 2, 2013. The graph below is based upon historical levels of the basket commodities assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period. The graph does not take into account the leverage factor on the Trigger PLUS, any market disruption events affecting the basket commodities, nor does it attempt to show your expected return on an investment in the Trigger PLUS.

Hypothetical historical basket performance January 1, 2008 through April 2, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph above is based on a basket initial value of 100 on January 1, 2008. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the Trigger PLUS. You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in

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Performance Leveraged Upside Securities
the prices of the other basket commodities. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

The following graphs set forth the official daily settlement prices, for each of the basket commodities from January 1, 2004 through April 2, 2013. The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity from January 1, 2008 through April 2, 2013. The commodity prices on April 2, 2013 were, in the case of brent crude, $110.69/barrel, in the case of copper, $7,434.50/tonne, in the case of corn, 640.50¢/bushel, in the case of gold, $1,583.50/troy ounce, in the case of soybeans, 1,394.00¢/bushel and in the case of gasoline, $3.0408/gallon. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance. We cannot give you any assurance that the basket will appreciate over the term of the Trigger PLUS so that you do not suffer a loss on your initial investment in the Trigger PLUS.

Daily Official Settlement Prices of brent crude January 1, 2008 through April 2, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Brent crude (in U.S. dollars/barrel)	High	Low	Period End
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter	118.78	102.57	102.76
Fourth Quarter	115.00	99.79	107.38
2012
First Quarter	126.22	107.38	122.88
Second Quarter	125.43	89.23	97.80

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Performance Leveraged Upside Securities

Brent crude (in U.S. dollars/barrel)	High	Low	Period End
Third Quarter	116.90	97.34	112.39
Fourth Quarter	115.80	105.68	111.11
2013
First Quarter	118.90	107.45	110.02
Second Quarter (through April 2, 2013)	111.08	110.69	110.69

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Daily Official Cash Offer Prices of Copper January 1, 2008 through April 2, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Copper (in U.S. dollars)	High	Low	Period End
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter	9,827.00	6,975.50	7,131.50
Fourth Quarter	8,040.00	6,785.00	7,554.00
2012
First Quarter	8,658.00	7,471.00	8,480.00
Second Quarter	8,575.50	7,251.50	7,604.50
Third Quarter	8,400.50	7,327.00	8,267.50
Fourth Quarter	8,340.00	7,540.50	7,915.00
2013
First Quarter	8242.50	7,539.00	7,582.50
Second Quarter (through April 2, 2013)	7434.50	7,434.50	7,434.50

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

April 2013	Page 18

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

Daily Official Settlement Prices of Corn January 1, 2008 through April 2, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Corn (in U.S. cents/bushel)	High	Low	Period End
2008
First Quarter	567.25	455.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter	787.00	629.00	629.00
Third Quarter	763.50	592.50	592.50
Fourth Quarter	660.50	579.00	646.50
2012
First Quarter	674.00	593.50	644.00
Second Quarter	672.50	551.50	672.50
Third Quarter	831.25	672.50	756.25
Fourth Quarter	773.25	691.50	698.25
2013
First Quarter	741.25	680.25	695.25
Second Quarter (through April 2, 2013)	642.25	640.50	640.50
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

April 2013	Page 19

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

Daily Afternoon Fixing Price of Gold January 1, 2008 through April 2, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Gold (in U.S. dollars/troy ounce)	High	Low	Period End
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter	1,791.75	1,650.50	1,657.50
2013
First Quarter	1,693.75	1,574.00	1,598.25
Second Quarter (through April 2, 2013)	1,598.25	1,583.50	1,583.50
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

April 2013	Page 20

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

Daily Official Settlement Prices of Soybeans January 1, 2008 through April 2, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Soybeans (in U.S. cents/bushel)	High	Low	Period End
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter	1,414.50	1,306.25	1,306.25
Third Quarter	1,449.00	1,179.00	1,179.00
Fourth Quarter	1,270.00	1,100.00	1,198.50
2012
First Quarter	1,403.00	1,160.00	1,403.00
Second Quarter	1,512.75	1,340.00	1,512.75
Third Quarter	1,771.00	1,512.75	1,601.00
Fourth Quarter	1,570.50	1,383.25	1,418.75
2013
First Quarter	1,514.75	1,389.00	1,404.75
Second Quarter (through April 2, 2013)	1,394.00	1,390.75	1,394.00
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

April 2013	Page 21

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

Daily Official Settlement Prices of Gasoline January 1, 2008 through April 2, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Gasoline (in U.S. dollars/gallon)	High	Low	Period End
2008
First Quarter	2.7429	2.2399	2.6163
Second Quarter	3.5480	2.6392	3.5015
Third Quarter	3.5710	2.3970	2.4847
Fourth Quarter	2.3600	0.7927	1.0082
2009
First Quarter	1.5311	1.0082	1.4000
Second Quarter	2.0711	1.3717	1.8972
Third Quarter	2.0693	1.6205	1.7259
Fourth Quarter	2.0705	1.7203	2.0525
2010
First Quarter	2.3100	1.8864	2.3100
Second Quarter	2.4351	1.9308	2.0606
Third Quarter	2.1935	1.8494	2.0448
Fourth Quarter	2.4532	2.0410	2.4532
2011
First Quarter	3.1076	2.3427	3.1076
Second Quarter	3.4648	2.7766	3.0316
Third Quarter	3.1536	2.5547	2.6260
Fourth Quarter	2.8247	2.4489	2.6863
2012
First Quarter	3.4166	2.6863	3.3899
Second Quarter	3.3954	2.5501	2.7272
Third Quarter	3.3420	2.6239	3.3420
Fourth Quarter	2.9593	2.5736	2.8120
2013
First Quarter	3.2035	2.7066	3.1054
Second Quarter (through April 2, 2013)	3.1015	3.0408	3.0408

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

April 2013	Page 22

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities
Additional Information About the Trigger PLUS

Additional provisions:
Settlement Price:	Settlement prices for each basket commodity will be determined as set forth under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.

Special considerations with respect to the settlement price for corn and soybeans. As described in further detail under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement, the settlement prices of corn and soybeans for purposes of determining the value of the Trigger PLUS will be calculated by reference to the settlement price for a particular corn or soybeans futures contract, which are each traded on the Chicago Board of Trade (“CBOT”). The relevant futures contract for purposes of determining the settlement price of corn or soybeans will be the CBOT-traded corn or soybeans futures contract expiring in either the first nearby month or, if the relevant valuation date falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month. Each CBOT-traded corn or soybeans futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn or soybeans futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn futures contract (of a specified month). The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Postponement of maturity date:

If the scheduled valuation date is not a scheduled trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Scheduled trading day:	A day, as determined by the calculation agent, on which the relevant primary market is open for trading for its regular trading session.
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Minimum ticketing size:	$1,000/1 Trigger PLUS
Tax considerations:

The material tax consequences of your investment in the Trigger PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder and you hold your Trigger PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Trigger PLUS in the initial issuance of the Trigger PLUS).

The United States federal income tax consequences of your investment in the Trigger PLUS are uncertain and the Internal Revenue Service could assert that the Trigger PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Trigger PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Trigger PLUS as a pre-paid cash-settled executory contract with respect to the basket. If the Trigger PLUS are so treated, the Trigger PLUS should generally be taxed in the same manner as an “open transaction”, and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Trigger PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your Trigger PLUS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Trigger PLUS in the manner described above. This opinion assumes that the description of the terms of the Trigger PLUS in these preliminary terms is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Trigger PLUS, possibly with retroactive effect. Other alternative treatments for your Trigger PLUS may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the

April 2013	Page 23

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

underlying basket commodities. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Code of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to the portion of your Trigger PLUS that reflects the performance of regulated futures contracts. If Section 1256 of the Code were to apply to such portion of your Trigger PLUS, gain or loss recognized with respect to such portion of your Trigger PLUS would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Trigger PLUS. You would also be required to mark such portion of your Trigger PLUS to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of the Trigger PLUS had been sold for fair market value).

It is also possible that the Internal Revenue Service could assert that your Trigger PLUS should be treated as partially giving rise to “collectibles” gain or loss if you have held your Trigger PLUS for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Trigger PLUS is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of collectibles only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Trigger PLUS as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Trigger PLUS. For additional, important considerations related to tax risks associated with investing in the Trigger PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors”, in these preliminary terms.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Trigger PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Trigger PLUS.

Trustee:	The Bank of New York Mellon

Calculation agent:	Barclays Bank PLC

Market Disruption Events and Adjustments:	The valuation date, the maturity date and the payment at maturity are subject to postponement or adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged or expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on components

April 2013	Page 24

Trigger PLUS Based on the Performance of a Basket of Six Commodities due November 4, 2014
Performance Leveraged Upside Securities

of the basket and any other securities or instruments we may wish to use in connection with such hedging.  Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

These preliminary terms represent a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $20.00 for each Trigger PLUS they sell.
We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

April 2013	Page 25